Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2013 YEAR END RESULTS

PARK CITY, Utah, November 26, 2013/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2013 fourth quarter ended September 30, 2013.  Net sales for the fiscal 2013 fourth quarter were $51.3 million compared to $50.3 million for the same quarter of fiscal 2012.  For the fourth quarter of fiscal 2013, net income was $4.1 million, or $0.42 diluted earnings per share, compared to net income of $4.2 million, or $0.42 diluted earnings per share, for the same quarter of fiscal 2012.  Net income for the fourth quarter of fiscal 2013 included non-cash intangible asset impairment charges of $0.1 million, net of tax, or $0.01 per diluted share, related to certain tradenames.

Net sales for the fiscal year ended September 30, 2013 were $208.4 million compared to $200.4 million for the same period of fiscal 2012.  For the fiscal year ended September 30, 2013, net income was $17.0 million, or $1.73 diluted earnings per share (including the intangible asset impairment charges), compared to net income of $15.8 million, or $1.59 diluted earnings per share, for the same period of fiscal 2012. Net income for the fiscal year ended September 30, 2012 included a non-cash intangible asset impairment charge of $0.6 million, net of tax, or $0.06 per diluted share, related to the consolidation of certain brands.

Operating cash flow for the fiscal year ended September 30, 2013 was $26.8 million compared to $27.2 million for the same period of fiscal 2012.  The operating cash flow for the fiscal year ended September 30, 2013 was primarily used to pay a special cash dividend to stockholders on December 28, 2012 of $9.8 million and to invest $8.3 million in purchases of property, plant and equipment, $3.4 million in acquisitions of natural product businesses, $3.1 million in purchases of common stock for treasury and to repay net borrowings of $1.5 million on the Company’s revolving credit facility.

Bill Gay, chairman and chief executive officer, commented, “Fiscal 2013 marked our 20 year anniversary as a leader in marketing, selling, developing, manufacturing and distributing branded products to the Health and Natural Foods Channel both domestically and internationally.

Positive growth was achieved in three key financial measurements during fiscal 2013--net sales, net income and adjusted EBITDA.  Management is as excited about future growth opportunities today as we were when the business was founded 20 years ago.  The strategic nature, product offering and size of our business should allow us to remain a strong and competitive force in our marketplace.”

Mr. Gay stated, “In fiscal 2014, we will continue to focus on the acquisition of companies with complementary offerings to supplement our extensive portfolio of branded products.  Our key corporate customers have continued to expand their retail footprints throughout the US and we anticipate this will continue for the foreseeable future.  We continue integrating and repositioning products into branded collections to simplify and improve the consumer experience. Management wishes to express its appreciation to everyone who contributed to building this wonderful business over the last 20 years and looks forward to continued success during the next 20 years.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids®, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under various trade names including Fresh Vitamins™, Granola’s™, Nature’s Discount® and Warehouse Vitamins™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with approximately 7,500 SKUs, including approximately 1,000 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2013 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	September 30,	September 30,
	2013	2012
Assets
Current assets, net	$75,048	$68,268
Property, plant and equipment, net	76,214	75,454
Goodwill	15,821	14,752
Other non-current assets, net	25,227	27,444
	$192,310	$185,918

Liabilities and Stockholders’ Equity
Current liabilities	$21,796	$20,670
Long-term liabilities	32,638	34,192
Stockholders’ equity	137,876	131,056
	$192,310	$185,918

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2013	2012	2013	2012
Net sales	$51,256	$50,261	$208,397	$200,367
Cost of sales	25,547	25,282	105,518	100,413
Gross profit	25,709	24,979	102,879	99,954
Operating expenses
Selling, general and administrative	18,089	17,642	72,413	71,425
Amortization of intangible assets	508	569	2,209	2,007
Impairment of intangible assets	124	—	124	850
Income from operations	6,988	6,768	28,133	25,672
Interest and other expense, net	336	373	1,360	1,497
Income before provision for income taxes	6,652	6,395	26,773	24,175
Provision for income taxes	2,516	2,221	9,765	8,408

Net income	$4,136	$4,174	$17,008	$15,767

Net income per common share
Basic	$0.42	$0.42	$1.74	$1.59
Diluted	0.42	0.42	1.73	1.59

Weighted average common shares outstanding
Basic	9,833,325	9,832,432	9,783,300	9,916,603
Diluted	9,846,329	9,856,305	9,807,858	9,933,997

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2013	2012	2013	2012

Net income	$4,136	$4,174	$17,008	$15,767
Provision for income taxes	2,516	2,221	9,765	8,408
Interest and other expense, net (1)	336	373	1,360	1,497
Depreciation and amortization	2,466	2,366	9,791	8,777
Impairment of intangible assets (2)	124	—	124	850

Adjusted EBITDA	$9,578	$9,134	$38,048	$35,299

(1)         Includes amortization of deferred financing fees.

(2)         Non-cash intangible asset impairment charges of $124 related to certain tradenames were recorded for the three months and twelve months ended September 30, 2013. A non-cash intangible asset impairment charge of $850 related to the consolidation of certain brands was recorded for the twelve months ended September 30, 2012.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and intangible asset impairments.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.